Exhibit 10.10

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Master Services Agreement

This Master Services Agreement (“Agreement”) is made on the 25th day of June 2004, by and between:

1.	Argenes Inc.
Toranomon Pastoral Main Tower 7F
4-1-1 Toranomon, Minato-ku Tokyo
105-001, Japan

and

2.	MediciNova, Inc.
4350 La Jolla Village Drive, Suite 950
San Diego, CA 92122
USA

WHEREAS

A.	Argenes Inc. (hereinafter referred to as “Argenes”) is a pharmaceutical company focusing on discovery, development and commercialization of therapeutic agents.

B.	MediciNova, Inc. (hereinafter referred to as “MediciNova”) is engaged in the business of planning and managing pharmaceutical development programs, in addition to development and commercialization of therapeutic agents.

C.	Argenes may wish to retain the services of MediciNova from time to time to perform Services in connection with the development of pharmaceuticals as more fully set forth in various project specific addenda to be attached to this Agreement and incorporated herein by reference (Project Addendum).

D.	MediciNova desires to assist Argenes in organizing, monitoring and supervising certain development activities and Argenes desires to retain MediciNova in accordance with the terms and conditions of this Agreement and attached Project Addendum.

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E.	Argenes and MediciNova entered into a Confidentiality and Non-Disclosure Agreement dated May 21, 2004 (referred to herein as the “Confidentiality Agreement”, the terms of which remain in full force and effect).

NOW, FOR GOOD AND VALUABLE CONSIDERATION (THE SUFFICIENCY OF WHICH IS ACKNOWLEDGED BY BOTH PARTIES), IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1.	Unless the context requires otherwise, the following expressions have the following meanings:

1.1.1.	“Affiliate” means a company or other entity, which directly or indirectly controls, is controlled by or is under common control together with a Party to this Agreement. For the purposes of this Agreement, the word “control” means the power to vote on or direct the affairs of such company or entity by reason of ownership or control of more than half the voting stock or management or control by agreement.

1.1.2.	“Background IPR” means such Argenes’ intellectual property rights, results, data and materials that Argenes deems necessary or desirable for the conduct of the Services, including without limitation patents and patent applications relating thereto not generated under a Study but already in existence at the Effective Date and owned by, licensed to or otherwise controlled by Argenes or its Affiliates.

1.1.3.	“Client Information” has the meaning given in Section 5.1.

1.1.4.	“Compound” means the drug to be investigated and/or developed.

1.1.5.	“Documentation” means all records in any form (including paper documents, electronic, magnetic and optical records) describing methods and conduct of the Services, factors affecting the Services and the action taken including (without prejudice to the generality of the foregoing) the Protocols, copies of submissions and approvals from the necessary authorities and the ethics committee, investigators’ curricula vitae, consent forms, monitor reports, audit certificates, correspondence, reference ranges, raw data, samples, completed case report forms and the reports.

1.1.6.	“Effective Date” means June 25, 2004.

1.1.7.

“Intellectual Property Rights” means any inventions (whether patentable or not), patents, registered designs, registered trade marks or applications for any of the above, copyright, design right, unregistered trade marks or business names and technical Know-How and all other proprietary rights and similar rights in any jurisdiction that are conceived, created, developed or reduced to practice as a result of or in connection with the Services (whether made by MediciNova or its

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Affiliates alone, together with MediciNova or another third party) except for the MediciNova Property defined in Section 5.1.

1.1.8.	“Know-How” means all technical, clinical and other information generated as a result of or in connection with the Services including (but not limited to) all Study Data, knowledge, inventions, formulae, specimens, specifications, procedures, tests, samples, reports, results and techniques arising therefrom. Notwithstanding the foregoing, Know-How does not include MediciNova’s own data obtained as a result of or in connection with the Services and all other MediciNova information of a privileged and/or proprietary nature not specific to the Services, including, without limitation, MediciNova Property (as defined in Section 5.1) which are and remain the sole and exclusive property of MediciNova.

1.1.9.	“Protocol” means the approved protocol for a Study described in a Project Addendum.

1.1.10.	“Services” means the work described in a Project Addendum.

1.1.11.	“Study” means a trial performed which utilizes the Services provided hereunder.

1.1.12.	“Study Data” means the source data and the raw patient data generated directly from a Study on standardized case report forms and related material (including but not limited to copies of correspondence, hospital discharge summaries, patient notes and laboratory results). For the purposes of this Agreement, physical representations of the data (including without limitation charts, graphs, figures and study reports containing those physical representations) will also be designated as Study Data.

1.1.13.	“Suppliers” means any organization or persons subcontracted by MediciNova and authorized by Argenes under Section 3.3 to provide services to aid in the assessment and implementation of the Services.

1.2.	References to the singular include the plural and vice versa.

1.3.	Paragraph headings are for ease of reference only and are not part of this Agreement for the purpose of construction.

2.	APPOINTMENT AND SCOPE - PROJECT ADDENDUM

2.1.	In the event that the Parties reach agreement with respect to particular Services, one or more Project Addenda will be created. A Project Addendum will be attached to this Agreement and will collectively, independent from other Project Addenda, constitute together with this Agreement the entire agreement for the specific Services. No Project Addendum will be attached to this Agreement without first being executed by the Parties hereto. To the extent any terms set forth in a Project Addendum conflict with the terms set forth in the Agreement, the terms of the Project Addendum will control.

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2.2.	For the avoidance of doubt, nothing in this Agreement will prevent or restrict Argenes from appointing any such other persons or entities to conduct the same or similar Services.

3.	THE SERVICES

3.1.	MediciNova hereby agrees to provide to Argenes the Services at all times during this Agreement in accordance with the terms and conditions set out in each Project Addendum attached to this Agreement. In performing the Services, MediciNova will comply with this Agreement, the applicable Project Addendum and specified financial agreements, relevant professional standards and all applicable laws, rules, guidelines and regulations, including, but not limited to, the Federal Food, Drug and Cosmetic Act and/or relevant European Union regulations.

3.2.	MediciNova will perform the Services under the direction of the MediciNova employee identified as the Project Leader in the applicable Project Addendum or such other person, acceptable to Argenes, as MediciNova may from time to time designate the Project Leader.

3.3.	MediciNova may sub-contract any one or more of the Services only with the prior written approval of Argenes. With regard to any such sub-contract, MediciNova will:

3.3.1.	ensure and be responsible for the compliance by any Supplier with the terms and conditions of this Agreement (including without limitation the terms of confidentiality, Intellectual Property Rights and access to Study Data);

3.3.2.	include in the sub-contract provisions consistent with this Agreement for the benefit of Argenes.

3.4.	Each Project Addendum will include a detailed and specific transfer of obligations from Argenes to MediciNova as required by 21 CFR 312.52.

3.5.	If Argenes wishes to change the scope of the Services or wishes to obtain additional Services not initially covered by this Agreement and/or not listed in the Project Addenda, Argenes will so advise MediciNova and submit a specification of its requirements to MediciNova. Within 10 working days of receiving the specification, MediciNova will provide Argenes with a cost and time estimate for performing the changed or additional Services. Any such additional Services, compensation and time schedules must be mutually agreed upon by the Parties in writing prior to the provision of said Services in an amendment to the pertinent Project Addendum, and the Services set forth therein shall be deemed to be Services as the term is used in this Agreement.

4.	FINANCIAL ARRANGEMENTS

4.1.

Argenes will be responsible for the settlement of all amounts due to MediciNova in a form and of a nature reasonably acceptable to MediciNova. Each Project Addendum attached to this Agreement will include a payment schedule for the performance of the

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Services. Payment of all invoices submitted by MediciNova to Argenes are due within 30 days of receipt of invoice by Argenes unless otherwise set forth in the Project Addenda. In the event any Project Addendum, or this Agreement, is terminated, Argenes will pay MediciNova pursuant to the provisions of Section 11 of this Agreement.

4.2	Taxes (and any penalties thereon) imposed on any payment made by Argenes to MediciNova will be the responsibility of MediciNova.

4.3	MediciNova will provide all necessary fiscal management of its Suppliers, and will act as agent for Argenes in paying such Suppliers for the Services they provide. MediciNova will pay the Suppliers directly and will be reimbursed by Argenes for such costs on a pass-through basis. Upon execution of each Project Addenda, Argenes will deposit with MediciNova an amount specified in the Project Addendum. Thereafter, MediciNova will invoice Argenes for its Supplier fees, costs and expenses (collectively, the “Supplier Fees”) and its management fee in accordance with the payment terms of the Project Addendum. Argenes will pay such invoices in accordance with Section 4.1.

5.	INTELLECTUAL PROPERTY RIGHTS AND ACCESS TO STUDY DATA

Ownership of the Know-How, Intellectual Property Rights relating to the Know-How and all other Intellectual Property Rights resides exclusively in Argenes and/or its Affiliates. MediciNova agrees to assign and hereby assigns to Argenes and will require all of its Suppliers to agree to assign to Argenes all rights MediciNova or its Affiliates, directors, officers, employees, representatives or Suppliers may have in any Know-How and Intellectual Property Rights and agrees to assist Argenes, at Argenes’ expense, in obtaining or extending protection and agrees to do any act or execute any document as may be required in order to enable ownership of such rights to be vested in Argenes. MediciNova represents that it has and will continue to have agreements with its Affiliates, directors, officers, employees, agents, representatives and Suppliers to effectuate the terms of this Section and that it will enforce such agreements to provide Argenes with the benefit of this Section. Notwithstanding the foregoing, Argenes acknowledges that MediciNova possesses certain inventions, processes, know-how, trade secrets, improvements, and other intellectual properties and other assets including, but not limited to, analytical methods, procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software, which have been independently developed by MediciNova and which relate to MediciNova’s business or operations (collectively, “MediciNova Property”). Argenes and MediciNova agree that any MediciNova Property or improvements thereto which are used, improved, modified, or developed by MediciNova under or during the term of this Agreement are the sole and exclusive property of MediciNova, provided that MediciNova will not, without Argenes’ prior written consent, integrate MediciNova Property into any process or procedure such that future practice of the process or procedure would require a license to use such MediciNova Property.

5.1	Argenes will own and have the exclusive and unrestricted free right to use for all purposes the material, Documentation, data (including without limitation Study Data) and

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other information of any kind generated or created as part of the Services; provided, however, that such exclusive unrestricted free right to use will not apply to the MediciNova Property. At all times during and following termination of this Agreement, Argenes is entitled to make such use of, disclose and publish the Study Data, the Know-How and the Intellectual Property Rights as it sees fit. MediciNova may not publish any articles, make any presentations or disclose information in any way relating to the Services or referring to data, information or materials generated as part of the Services, in whole or in part, without the prior written consent of Argenes. For the avoidance of doubt, Study Data, Know-How and Intellectual Property Rights are all Client Information under Section 6 herein.

6.	MEDICINOVA HEREBY ACKNOWLEDGES AND AGREES FOR ITSELF AND ITS AFFILIATES THAT:

6.0.1	nothing contained herein grants any right to MediciNova to use any trade marks or trade names of Argenes or its Affiliates relating to Argenes’ Compounds;

6.0.2	nothing contained herein grants any licence, right or permission to MediciNova to use the Know-How, Intellectual Property Rights, the Background IPR and other Client Information except as specifically agreed herein.

6.1	Argenes hereby grants MediciNova and its Suppliers a non-exclusive, non-transferable, royalty-free licence to use the Background IPR for the purpose only and to the extent necessary to enable MediciNova and its Suppliers to perform the Services under this Agreement. This licence automatically terminates upon the completion (or earlier termination) of the Services or termination of this Agreement. For the avoidance of doubt, MediciNova or its Suppliers have no rights whatsoever to disclose, refer to, publish or use the Know-How, the Intellectual Property Rights or other Client Information, whether during or after termination of this Agreement, except as expressly set out in this Agreement.

7.	CONFIDENTIALITY

7.1	The Confidentiality Agreement remains in full force and effect.

7.2	MediciNova will put in place similar agreements with its Suppliers.

8.	LIABILITY AND INDEMNITY

8.1

Each Party will indemnify and hold harmless the other Party, its Affiliates, directors, officers, employees and agents in respect of all liabilities, costs, claims, loss, damage, demands, actions and expenses, including reasonable attorneys’ fees and expert costs and expenses, arising directly from the breaching Party’s material breach of any of the terms

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of this Agreement; provided, however, that the breaching Party is not obligated under this provision for any indirect, special, incidental or consequential loss or damage.

8.2	The indemnities set out above do not apply to any claim or proceeding if and to the extent that such claim results from the fault or negligence of the Party seeking to benefit from the indemnity, its employees or agents.

8.3	The Party seeking indemnification under this section (the “Indemnified Party”) shall (i) give the other Party (the “Indemnifying Party”) notice of the relevant claim, (ii) cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in the defense of such claim, and (iii) give the Indemnifying Party the right to control the defense and settlement of any such claim, except that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party’s rights or interest without the Indemnified Party’s prior written approval. The Indemnified Party shall have no authority to settle any claim on behalf of the Indemnifying Party.

8.4	For the purposes of this clause, any Study investigator or Study staff retained to conduct the Study, on behalf of Argenes, are not deemed to be an agent or subcontractor of MediciNova.

9.	RECORD KEEPING, INSPECTION, AND AUDIT

9.1	Argenes may, at any time during the continuance of this Agreement, inspect, examine, and audit at mutually agreed upon times the records, operating procedures, methods, facilities and premises of MediciNova, its Suppliers and investigators solely to monitor the performance of the Services hereunder, to determine whether the Services are being conducted fully in accordance with the Project Addendum and all applicable laws and regulations. Argenes may appoint an agent or agents to conduct any inspection, examination or audit under this clause on Argenes’ behalf. MediciNova will not make unreasonable objections to independent third party auditors selected by Argenes.

9.2	During the term of this Agreement and for a period of one year after, MediciNova or its Suppliers will maintain, and will be responsible for the storage of, all materials and data obtained or generated by MediciNova or its Suppliers in the course of providing the Services, including all computerized records and files, in a secure area reasonably protected from fire, theft and destruction. Project records, supplies and samples will be handled, stored and archived in a manner consistent with GMP, GCP, GLP and similar international guidelines. The termination of this Agreement for whatever reason does not release MediciNova and its Suppliers from its obligations under any appropriate international guidelines.

Upon at least twenty days’ advance notice from Argenes, MediciNova will make said records available to representatives or agents of Argenes in MediciNova’s offices for the purposes of auditing said records to verify MediciNova’s or its Suppliers’ compliance with the terms of this Agreement.

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In the event information confidential to a third party is contained on any records subject to audit by Argenes, such records may be reviewed by an independent auditor appointed by Argenes. Such independent auditor will sign in advance of inspection a confidential disclosure agreement suitable in form to Argenes, MediciNova, and the appointed auditor.

10.	FORCE MAJEURE

If the performance of this Agreement or any obligation under it is prevented, restricted or interfered with by reason of circumstances beyond the reasonable control of that Party obliged to perform it (including, without limitation, flood, fire, storm, strike, lockout, sabotage, terrorist act, civil commotion and government intervention), the Party so affected will (upon giving prompt notice thereof to the other Party) be excused from performance to the extent only of the prevention, restriction or interference, provided always that the Party so affected will use its reasonable endeavours to avoid or remove the causes of non-performance and will continue performance as expeditiously as possible as soon as such causes have been removed. In case the delay caused by Force Majeure exceeds one month the Parties will meet to discuss the situation, and the Party suffering from the non-performance of the other party will have the right to terminate this Agreement.

11.	TERM AND TERMINATION

11.1	This Agreement will commence on the Effective Date and continue indefinitely unless earlier terminated in accordance with this Section 11. Project Addenda will commence upon the date of complete execution by the Parties and will terminate upon the completion of Services unless earlier terminated in accordance with this Section 11.

11.2	If either Party is in default of its material obligations under this Agreement, the non-defaulting Party will promptly notify the defaulting Party in writing of any such default. The Parties will have a period of 30 days from the date of receipt of such notice within which to agree on a process to remedy such default. If the Parties fail to agree on appropriate reasonable action or if the defaulting Party is unable to so remedy the default, this Agreement will at non-defaulting Party’s option, immediately terminate upon notice in writing to the defaulting Party.

11.3	Either Party may immediately terminate this Agreement or any or all Project Addenda upon notice in writing to the other Party if the other Party convenes a meeting of its creditors or goes or threatens to go into liquidation (other than for the purposes of amalgamation or reconstruction), has an administration order made in relation to it or otherwise ceases to trade.

11.4	Either Party may immediately terminate a Project Addendum upon written notice to the other Party on the ground that the safety of the patients in a Study warrants termination.

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11.5	Argenes may terminate a Project Addendum immediately at any time upon written notice.

11.6	Either Party may terminate this Agreement at any time upon giving three month’s written notice to the other Party.

11.7	The termination of this Agreement by either Party shall automatically terminate any and all Project Addenda, unless otherwise specified.

11.8	Termination of this Agreement or a Project Addendum will not affect the accrued rights and liabilities of the Parties hereto.

11.9	In the event of termination of this Agreement or a Project Addendum, Argenes will reimburse MediciNova for work properly performed to date and make payments of monies outstanding upon receipt of termination notice, and reimburse any reasonably incurred out of pocket expenses and non-cancellable obligations related to the Services, including without limitation all fees due to Suppliers and any termination fees or other charges incurred by MediciNova as a result of the termination of services with Suppliers and all costs incurred for work that is in process at the time of termination including any costs to wind up such work in process. Tasks associated with termination itself will only be performed by MediciNova upon request by Argenes, in which case Argenes will be liable for such costs, provided, however, in the event of termination of this Agreement or a Project Addendum for reasons other than default by MediciNova, Argenes will pay MediciNova an amount equal to the management fee earned by MediciNova up to the date of termination.

11.10	Clauses that by their nature should survive, will survive termination of this Agreement or of a Project Addendum.

12.	DISPUTE RESOLUTION

12.1	Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be finally settled by arbitration. If the respondent in such arbitration is MediciNova, the arbitration shall be held in San Diego, California in accordance with the commercial arbitration rules of the American Arbitration Association. If the respondent in such arbitration is Argenes, the arbitration shall be held in Tokyo, Japan in accordance with the commercial arbitration rules of the Japan Commercial Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

13.	NOTICES

Any notice or other document to be given under this Agreement will be in writing and will be deemed to have been duly given if sent by first class post, registered post, internationally recognized overnight courier, or facsimile (provided in the latter case that a confirmatory copy is sent by post on the same day) to a Party at the address or facsimile

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number set out below or such other address as a Party may from time to time designate by written notice to the other Parties:

for ARGENES	for MEDICINOVA

Masaru Kamishohara, D.V.M., Ph.D. Argenes Inc. Toranomon Pastoral Main Tower 7F 4-1-1 Toranomon, Minato-ku Tokyo 105-0001, Japan	Takashi Kiyoizumi, M.D., Ph.D. MediciNova, Inc 4350 La Jolla Village Drive, Suite 950 San Diego, CA 92122 USA

Phone: 81 3 3433 4166	Phone: (858) 373 1500
Fax : 81 3 3433 4167	Fax: (858) 373 7000

14.	GENERAL PROVISIONS

14.1.	No change, modification, extension or amendment of the Agreement or any Project Addendum are valid and enforceable unless made in writing and agreed by both Parties.

14.2	If any one or more provisions of this Agreement is found to be illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby, provided the surviving Agreement materially comports with the Parties’ original intent.

14.3	This Agreement plus any relevant addenda attached hereto and the Confidentiality Agreement constitute the entire agreement between the Parties as to the subject matter hereof and supersedes and overrides all prior agreements, discussions, representations and understandings relating to the same subject matter.

14.4	The Parties hereto are independent contractors and nothing in this Agreement will create or be construed as creating a partnership or a relationship of agent and principal between the Parties, except as specifically described in this Agreement.

14.5	The validity, performance, construction, and termination of this Agreement will be governed by and construed in accordance with the Laws of the state of California.

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IN WITNESS WHEREOF this Agreement has been executed by duly authorized officers of the Parties.

For: Argenes Inc.	For: MediciNova, Inc.

/s/ Masaru Kamishohara	/s/ Takashi Kiyoizumi
(Signature)	(Signature)

Masaru Kamishohara, D.V.M., Ph.D. Argenes Inc. Toranomon Pastoral Main Tower 7F 4-1-1 Toranomon, Minato-ku Tokyo 105-0001 Japan	Takashi Kiyoizumi, M.D., Ph.D. MediciNova, Inc. 4350 La Jolla Village Drive, Suite 950 San Diego, CA 92122 USA
(Print Name)	(Print Name)

Chief Executive Officer
(Title)	(Title)

(Date)	(Date)

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Master Service Agreement between Argenes Inc. (ARGENES)

and MediciNova, Inc. (MEDICINOVA)

Addendum 1

To further the clinical utility of an [**] as a potential treatment for [**], ARGENES wishes to conduct Phase I testing in [**].

MEDICINOVA will provide the following services to ARGENES in support of a Phase I trial of its anti-APO-1/Fas mA:

CRO audit and selection

CRO contract negotiation

Investigator’s Brochure review

CMC review

Review analytical methods/validation

Protocol & Informed Consent design & review

Maintain a regulatory document file

Coordinate CTM delivery

Clinical trial monitoring

Coordinate pharmacokinetics sample delivery

Periodic safety review

Review/edit final study report

These services will be performed by, or under the direct supervision of, Dr. Kenneth W. Locke, Sr. VP, Portfolio Management of MEDICINOVA. Completion of the above services will be completed no later than 4 weeks after the receipt of the final study report by MEDICINOVA for review/editing.

In consideration for these services, ARGENES agrees to pay MEDICINOVA monthly within 30 days of the receipt of the invoice from MEDICINOVA. The hourly rate of MEDICINOVA fee is USD [**]. It is expected that the aggregated required hours for the service is less than [**] hours per year.

The above consideration does not include CRO costs for conduct of the study, product-associated costs, analysis of plasma/serum samples or interpretation of pharmacokinetic study results, incidental costs (e.g., any shipping charges or tariffs/duties) or travel costs incurred by MEDICINOVA in the course of conducting the Phase I study. All such charges are the responsibility of ARGENES and are payable in U.S. dollars within 30 days of invoice by MEDICINOVA.

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for ARGENES INC.	for MEDICINOVA, INC.

/s/ Masaru Kamishohara	/s/ Takashi Kiyoizumi
Masaru Kamishohara, D.V.M., Ph.D. Argenes Inc. Toranomon Pastoral Main Tower 7F 4-1-1 Toranomon, Minato-ku Tokyo 105-0001 Japan	Takashi Kiyoizumi, M.D., Ph.D. MediciNova, Inc. 4350 La Jolla Village Drive, Suite 950 San Diego, CA 92122 USA
Phone: +81 3 3433-4166 Fax : +81 3 3433-4167	Phone: (858) 373-1500 Fax: (858) 373-7000

**	CERTAIN INFORMATION (INDICATED BY ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.